Exhibit 99.1

SharpLink Acquires 1,000,000 Shares of Common Stock in

Ongoing Buyback Program

Total Staking Rewards Climb to 3,240 ETH as of September 14, 2025

MINNEAPOLIS, MN – September 16, 2025 – SharpLink Gaming, Inc. (Nasdaq: SBET) (“SharpLink” or the “Company”), one of the world’s largest corporate holders of Ether (“ETH”) and prominent industry advocate of Ethereum adoption, today announced the purchase of 1,000,000 shares of its common stock at an average purchase price of $16.67 per share as part of the Company’s ongoing stock buyback program, which was initially announced in late August 2025.

Key Highlights for the Week Ending September 14, 2025

●	No capital was raised through the ATM facility.
●	Total staking rewards rose to 3,240 ETH since launching SharpLink’s treasury strategy on June 2, 2025.
●	Total ETH holdings increased to 838,152, currently valued at $3.86 billion.
●	ETH Concentration is 3.97, up over 98% since June 2, 2025.

A total of 1,938,450 shares of common stock have been repurchased by the Company since initiating its stock buyback program earlier this month, inclusive of the 1,000,000 share buyback which occurred on Monday, September 15, 2025.

The Company continues to believe its common stock is significantly undervalued in the market, and that stock repurchases represent the best method to maximize stockholder value under current market conditions. As of September 14, 2025, SharpLink had a NAV of $3.86 billion, representing a NAV per fully diluted share of approximately $18.55*, and no outstanding debt obligations. Moreover, nearly 100% of its ETH is staked, generating material revenue for the Company. SharpLink expects to continue repurchasing additional shares based on market conditions using cash on hand, cash available from operating activities like staking, or alternative forms of financing.

Joseph Chalom, Co-CEO of SharpLink, stated “Ethereum is rapidly emerging as the cornerstone of the digital asset economy, with momentum accelerating as institutions announce tokenization across stocks and funds, regulators provide greater clarity across global markets, and central banks prepare for easing monetary policy. We are excited about the historic opportunity and believe SharpLink is uniquely positioned to participate in, and help demonstrate, the transformative potential of Ethereum.”

“We continue to be focused on stockholder value. By expanding our ETH concentration, we are reinforcing our commitment to align the long-term interests of SharpLink, Ethereum and our shareholders, while showcasing how digital assets can be responsibly and strategically deployed to drive meaningful value creation,” concluded Chalom.

* The sum of the current market cap of SBET using assumed diluted shares outstanding plus our total debt, less our most recently reported cash balance. Does not factor in cash proceeds from warrant exercises. Assumed diluted shares outstanding represents the sum of (i) the Company’s actual shares of common stock issued and outstanding as of the end of each reporting period, inclusive of any disclosed ATM sales, plus (ii) the additional shares that would be issued upon the assumed exercise or settlement of all outstanding warrants, pre-funded warrants, stock option awards, and restricted stock units.

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About SharpLink Gaming, Inc.

Headquartered in Minneapolis, Minnesota, SharpLink Gaming, Inc. (Nasdaq: SBET) is one of the world’s largest publicly traded companies to adopt ETH as its primary treasury reserve asset – a move that aligns the Company with the future of digital capital and gives investors direct exposure to Ethereum, the world’s leading smart-contract platform and second largest digital asset.

To enhance transparency and investor engagement, SharpLink launched a dynamic ETH dashboard, which includes information regarding market data for the Company and Ethereum, ETH Concentration, basic mNAV, and other relevant metrics related to its ETH treasury.

SharpLink is also reimagining the future of online gaming. Backed by a veteran team with deep roots in sports media, gaming and technology, SharpLink is charting a new course – building scalable, secure and transparent solutions that challenge outdated models and bring real innovation to the user experience. Learn more at www.sharplink.com.

Forward-Looking Statement

Statements in this press release about future expectations, plans and prospects, as well as any other statements regarding matters that are not historical facts, may constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and these forward-looking statements are subject to various risks and uncertainties. Such statements include, but are not limited to, the execution of the Company’s treasury strategy and other statements that are not historical facts, including statements which may be accompanied by the words “intends,” “may,” “will,” “plans,” “expects,” “anticipates,” “projects,” “predicts,” “estimates,” “aims,” “believes,” “hopes,” “potential” or similar words. Actual results could differ materially from those described in these forward-looking statements due to certain factors, including without limitation, the Company’s ability to repurchase shares of SharpLink’s common stock, if any, in the open market through its stock repurchase program, potential use of the Company’s ATM facility, the Company’s ability to achieve profitable operations, fluctuations in the market price of ETH that will impact the Company’s accounting and financial reporting (see accounting rules discussed below), government regulation of cryptocurrencies and online betting, changes in securities laws or regulations, customer acceptance of new products and services, the demand for its products and its customers’ economic condition, the impact of competitive products and pricing, the lengthy sales cycle, proprietary rights of the Company, changes in applicable laws or regulations, and its competitors, general economic conditions and other risk factors detailed in the Company’s annual report and other filings with the SEC. Under U.S. generally accepted accounting principles, entities are generally required to measure certain crypto assets at fair value, with changes reflected in net income each reporting period. Changes in the fair value of crypto assets could result in significant fluctuations to the balance sheet and income statement results. Additionally, for other certain types of crypto assets that are considered digital intangible assets, the Company uses the historical costs less impairment model. This model may require the Company to record an associated impairment charge reflected in net income as a result of a decrease in the market price of ETH below the cost value at which the Company’s ETH are carried on its balance sheet. Any forward-looking statements contained in this press release speak only as of the date hereof, and the Company does not undertake any responsibility to update the forward-looking statements in this press release.

Investor Relations Contact:

Sean Mansouri, CFA or Aaron D’Souza

Elevate IR

(720) 330-2829

ir@sharplink.com

Media Contact:

media@sharplink.com

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